Exhibit 99.1

Signature Group Chairman, Mr. Chris Colville, to Assume CEO Responsibilities

Released: 04/12/13 08:30 AM EDT

Signature Group Holdings, Inc. (OTCQX: SGGH), a diversified enterprise with current principal activities in industrial supply and special situations finance, announces today that Mr. Craig Noell has reached an agreement with the Company to resign as Chief Executive Officer pursuant to the terms of a Separation Agreement and General Release. Mr. Chris Colville, Chairman of the Board of Directors, will immediately assume the responsibilities of Chief Executive Officer.

Speaking on behalf of the board of directors, Philip Tinkler, a director of Signature and Chief Operating and Financial Officer at Equity Group Investments, stated, “We are extremely fortunate to have someone of Chris’ experience available to step in and provide the leadership needed to execute our growth strategies, in particular meaningful acquisitions. With a background that includes over 100 transactions, as well as financings to support mergers and acquisitions and other corporate activities, the Board is highly confident about Signature’s future under Chris’ direction.”

About Signature Group Holdings, Inc.

Signature is a diversified enterprise with current principal activities in industrial supply and special situations finance. Signature has significant capital resources and is actively seeking additional acquisitions as well as growth opportunities for its existing businesses. At December 31, 2012, Signature had federal net operating loss tax carryforwards of approximately $886.9 million. For more information about Signature, visit its corporate website at www.signaturegroupholdings.com.

Cautionary Statement Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, which are based on our current expectations, estimates, and projections about our business and prospects, as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities and future operating results, as well as the impact of our new Chief Executive Officer. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Important factors that may cause such a difference include, but are not limited to the demand for our Industrial Supply products; our ability to successfully identify, consummate and integrate the acquisitions of other businesses; our ability to open warehouses in additional geographic regions; changes in business or other market conditions; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Form 8-K.

Contacts:

Signature Group Holdings, Inc.

Jeff Crusinberry, 805-435-1255

SVP and Treasurer

invrel@signaturegroupholdings.com